Exhibit 10.2

TECHNOLOGY TRANSFER AGREEMENT

THIS TECHNOLOGY TRANSFER AGREEMENT (the “Agreement”) is made and entered into this 18th day of October, 2000, by and between WAYNE STATE UNIVERSITY, a not- for-profit educational institution organized under the laws of the State of Michigan (“WSU”), and GARY W. WOOD, Ph.D., an individual (“WOOD”)

WITNESSETH:

WHEREAS, WSU may have certain rights in research, development and other technology relating to cellular immunotherapy, and, more specifically, cancer antigen immunotherapy as described in WSU Invention Disclosure # 00-506 which is attached as Exhibit A (the “Technology”) including, without limitation, any and all data, discoveries, inventions, technical information and know-how relating to cellular immunotherapy, owned by WSU and invented by WOOD; and

WHEREAS, WOOD is interested in obtaining the rights to develop the Technology so that products and services (the “Products and Services”) relating to the Technology might become commercially available; and

WHEREAS, WSU does not desire to further develop or commercialize the Technology;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

TRANSFER OF TECHNOLOGY

Subject to the terms and conditions of this Agreement, on the full and complete execution of this Agreement, WSU does hereby validly sell, assign, transfer, grant, bargain, deliver and convey to WOOD whatever right, title and interest in and to the Technology WSU may have as a result of studies and development relating to the Technology performed at WSU by WOOD and which utilized WSU resources. Notwithstanding the foregoing, WSU hereby retains the following: (i) an irrevocable, royalty-free, non-exclusive license to utilize the Technology for non-commercial educational and research purposes only; and (ii) the right to publish any of the data obtained pursuant to any such authorized research project relating to the Technology.

ARTICLE II

PURCHASE PRICE, PAYMENT, REPORTS AND RECORDS

2.1 Purchase Price. The purchase price for the Technology to be paid by WOOD to WSU, shall be as follows:

(a) WSU shall receive a payment equal to one and one-half percent (1 1/2%) of Net Sales from all sales of the Products and Services relating to Technology made by WOOD or WOOD’s Affiliates within twenty (20) years subsequent to the date of this Agreement.

(b) WSU shall receive a payment equal to three and one-half percent (3 1/2%) of any royalties or license, milestone or similar fees received from a licensee by WOOD or WOOD’s Affiliates relating to the Technology within twenty (20) years subsequent to the date of this Agreement.

(c) WSU shall receive a payment equal to one and one-half percent (1 1/2%) of any consideration (other than equity in an Affiliate) received by WOOD or WOOD’s Affiliates in the event of a bona fide sale or other similar transfer of the Technology by WOOD or WOOD’s Affiliates to an independent third party within twenty (20) years subsequent to the date of this Agreement.

Products and Services shall be deemed sold when billed.

2.2 Payment. All amounts payable hereunder shall accrue on the date of sale or license as the case may be; all remittances thereof shall be made within forty-five (45) days after the last days of March, June, September and December, with respect to all amounts accrued for the preceding calendar quarter. Payments shall be made in lawful currency of the United States. Payments shall be made to Wayne State University, Technology Transfer Office, 4032 FAB, 656 West Kirby, Detroit, MI, 48202, referencing WSU Invention File # 00-506.

2.3 Records. WOOD agrees to keep complete books and records of all the Products and Services sold by WOOD and royalties and fees received by WOOD in sufficient detail to enable the royalties payable hereunder by WOOD to be accurately determined WOOD further agrees to permit such books and records and such other books and records as may be necessary to such determination to be examined at all reasonable times during business hours, provided WSU shall not, except as otherwise provided herein, be permitted to examine WOOD’s books and records more than once in each calendar year. Requests for further review of WOOD’s books during any calendar year shall be reasonably considered and not unreasonably withheld by WOOD upon proper notice.

2.4 Definitions. As used in this Agreement, the following terms shall have the meaning set forth below:

(a) Affiliate shall mean any corporation or other entity of which WOOD now or hereafter during the term of this Agreement owns or controls, directly or indirectly, at least fifty percent (50%) of such entity’s outstanding equity voting stock or other securities.

(b) Net Sales shall mean the gross contractual price of the Products and Services less returns, trade-ins, adjustments, allowances, discounts and similar charges and less sales, excise, value added and all other similar taxes, duty, export or import license fees, cost of packaging and crating, and insurance and freight charges with respect to the sale and delivery of the Products and Services when actually paid by WOOD or WOOD’s Affiliates.

2.5 Reimbursement of Patent Costs. Notwithstanding the provisions of Section 2.1 hereof, no payment shall be required until WOOD has received reimbursement for all costs associated with the patent covering the Technology or with WOOD’s attempt to patent the Technology.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WOOD

WOOD hereby makes the following representations and warranties to WSU, each of which is true and correct on the date hereof, each of which shall be unaffected by any investigation heretofore or hereafter made by WSU and each of which shall survive the transactions contemplated hereby:

3.1 WOOD as Inventor. WOOD invented the Technology, as disclosed to WSU.

3.2 Funding. WOOD did not receive any funding from any governmental sources including, but not limited to, the National Institutes of Health (NIH), or other outside sources/private grants, in support of WOOD’s research for the Technology, which source may have some claim to the Technology.

3.3 Indemnification. WOOD shall defend, indemnify and hold harmless and shall require his affiliates, corporate transferees and licensees to defend, indemnify and hold harmless WSU and its affiliates, trustees, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or related to any (a) use by WOOD or by any party acting on behalf of or under authorization from WOOD, of Technology; and (b) use, sale or other disposition by WOOD or by any party acting on behalf of or under authorization from WOOD, of Products and Services.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WSU

WSU hereby makes the following representations and warranties to WOOD, each of which is true and correct on the date hereof, each of which shall be unaffected by any investigation heretofore or hereafter made by WOOD and each of which shall survive the transactions contemplated hereby:

4.1 Authorization for Agreement. The execution, delivery and performance of this Agreement by WSU and the consummation of the transaction contemplated hereby has been duly authorized by all necessary actions and proceedings prior to the execution of this Agreement, and this Agreement is, and any documents or instruments to be executed and delivered by WSU pursuant hereto will be, legal, valid and binding obligations enforceable in accordance with their terms.

4.2 Corporate. WSU is an educational institution organized and validly existing under the laws of the State of Michigan. WSU has complete and unrestricted power and authority to sell, assign, transfer, convey and deliver any rights which it may have in the Technology to WOOD under this Agreement, free and clear of any liens, claims or encumbrances. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby requires the consent or approval of or the giving of notice to, registration, filing or recording with or the taking of any other action by WSU in respect of any federal, state or local governmental authority or any third party.

4.3 Title to Technology. Subject to any rights WOOD may already possess in the Technology, WSU, pursuant to this Agreement does transfer to WOOD good and marketable title to the Technology free and clear of any other liens, charges, claims, restrictions or encumbrances of any nature whatsoever relating to the Technology.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF WSU

The obligations of WSU to consummate the transaction contemplated in this Agreement shall be subject to satisfaction, on the date hereof, of the following condition:

(a) WOOD shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants, and conditions required by this Agreement to be performed or complied with by WOOD on the date hereof.

In the event that the foregoing conditions are not satisfied on the date hereof, WSU may waive such unfulfilled condition, or may, at the option of WSU, terminate this Agreement and, thereupon, all parties shall be released from any obligations or liabilities hereunder.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF RECIPIENT

The obligations of WOOD to consummate the transactions contemplated in this Agreement shall be subject to satisfaction, on the date hereof, of the following conditions:

(a) The representations and warranties of WSU contained in this Agreement shall be true and correct on the date hereof; and

(b) WSU shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants, and conditions required by this Agreement to be performed or complied with by WSU on the date hereof.

In the event that the foregoing conditions are not satisfied on the date hereof, WOOD may waive such unfulfilled condition, or may, at WOOD’s option, terminate this Agreement and, thereupon, all parties shall be released from any obligations or liabilities hereunder.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The parties hereto acknowledge that the representations and warranties of a party contained in this Agreement shall survive the closing of the transaction contemplated by this Agreement. All rights and remedies granted in this Agreement to any party shall be cumulative and not exclusive of any other rights and remedies that each may have at law or in equity.

ARTICLE VIII

MISCELLANEOUS

8.1 Further Execution. Each party hereto shall execute any and all documents as are necessary or desirable to consummate the transactions contemplated by this Agreement. WSU specifically covenants that it shall, from time to time and at WOOD’s expense, make, execute and deliver such instruments, acts, consents and assurances as WOOD may reasonably require to more effectively convey, transfer and vest title to the Technology in WOOD and to put WOOD in possession of the Technology.

8.2 Notices. Any notice, consent, request, approval, or other communication required or permitted to be given or made pursuant to any provision of this Agreement shall be in writing, signed by or on behalf of the party giving or making such notice, consent, request, approval, or other communication, and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to WSU:	Technology Transfer Office Wayne State University 4032 FAB, 656 West Kirby Detroit, MI 48202 Attn: WSU File #00-506

If to WOOD:	6609 State Line Road Kansas City, Missouri 64113

or to such other address as any party may designate by notice to the other parties hereto. Any such notice, consent, request, approval, or other communication shall be deemed to have been given upon delivery if delivered personally, or two (2) days after it has been deposited in the mails if given by registered or certified mail.

8.3 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, personal representatives, successors, and assigns of the parties hereto.

8.4 Waiver. No delay or omission on the part of either party in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

8.5 Litigation Expenses. In the event of a lawsuit by either party to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses, and attorney’s fees from the non-prevailing party.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

8.7 Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.

8.8 Gender. In the construction of this Agreement, the masculine shall include the feminine, and the singular the plural, in all cases where such meanings would be appropriate.

8.9 Severability. In the event that any provision in this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

8.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

8.11 Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto and supersedes any prior understanding and agreements between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

8.12 Amendment. No alteration, modification or change in this Agreement shall be valid unless executed in writing by the parties hereto.

8.13 Preparation of Documents. The parties hereto acknowledge that the law firm of Shook, Hardy & Bacon L.L.P. has represented the WOOD in the preparation of this Agreement. This Agreement is, however, the joint work product of the parties hereto and, in the event of any ambiguity herein, no inference shall be drawn against a party by reason of document preparation.

8.14 Agreement to be Confidential. Except with respect to any reports to the Board of Governors, the governing body of the Wayne State University, and except as required by law or legal process, neither WSU nor WOOD shall originate any publicity, news release, or other public announcement, written or oral, whether to the public, press, stockholders, or otherwise, relating to this Agreement or any amendment thereto or to performance hereunder without the prior written approval of the other parties. WOOD shall not use the name or logo of Wayne State University or any variant thereof or any related organization in any advertising, packaging or other promotional material in connection with the sale of a Product or Service relating to the Technology.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

WAYNE STATE UNIVERSITY

	by:	/s/ George E. Dambach
George E. Dambach
Vice President for Research

FORM APPROVED

/S/ SWJ 10/18/00
GARY W. WOOD

OFFICE OF THE GENERAL COUNSEL	by:	/s/ Gary W. Wood
GARY W. WOOD